Exhibit 10.2

Execution Version

CONFIDENTIAL

Deerfield Management Company, L.P.

345 Park Avenue South

New York, New York 10010

April 26, 2022

Acutus Medical, Inc.

2210 Faraday Avenue, Suite 100

Carlsbad, CA 92008

Re:          Commitment Letter

$35.0 Million Senior Secured Term Loan Credit Facility

Ladies and Gentlemen:

You have advised the investment funds managed by Deerfield Management Company,

L.P. (“Deerfield”) that are signatories hereto (collectively, the “Deerfield Funds,” “we”, “us” or, individually, the “Commitment Party” and, collectively, the “Commitment Parties”) that Acutus Medical, Inc., a Delaware corporation (the “Borrower” or “you” or “your”), seeks a $35.0 million senior secured term loan credit facility (the “Facility”) the proceeds of which will be used (a) to refinance an existing senior secured term loan pursuant to the Credit Agreement, dated as of May 20, 2019 (as amended, restated, modified, supplemented or otherwise changed from time to time, the “Existing Credit Agreement”, and the facility provided thereunder, the “Existing Facility”), among the Borrower, the Lenders as therein defined, Orbimed Royalty Opportunities II, LP, as origination agent, and Wilmington Trust, National Association, as administrative agent, (b) to pay fees, costs and expenses in connection with the transactions contemplated hereby and (c) to fund general corporate matters (the “Refinancing Transaction” and, together with the Asset Sale Transaction referred to in the Conditions Annex (as defined below), collectively, the “Transactions”), all as more fully described in the Summary of Terms and Conditions attached hereto as Annex A (the “Term Sheet”). This Commitment Letter (as defined below) describes the general terms and conditions under which (i) each Commitment Party is willing to provide its portion of the term loan under the Facility (the “Term Loan”) and (ii) the Borrower will issue to each Commitment Party its pro rata portion (based upon the respective Commitments (as defined below) of the Commitment Parties) of warrants (the “Warrants”) to purchase 3,779,018 shares of common stock of the Borrower (“Common Stock”), subject to appropriate adjustments to reflect any Stock Event (as defined in the Term Sheet) that occurs between the date hereof and the date of issuance of the Warrants. This letter, together with the Term Sheet and the Conditions Annex attached hereto as Annex I (the “Conditions Annex”) are herein collectively referred to as the “Commitment Letter.” The date on which the Facility is closed and the Warrants are issued is referred to herein as the “Closing Date,” which shall be the date on which all conditions under the Commitment Letter are satisfied (or waived in writing by the Commitment Parties in their sole discretion) and the initial funding under the Facility occurs. Capitalized terms used herein without definition shall have the meaning ascribed to such terms in the Term Sheet or the Conditions Annex.

1.    Commitment. Upon the terms and subject only to the conditions set forth in the Conditions Annex, each Commitment Party is pleased to advise you of its commitment to provide a percentage of the entire Term Loan set forth opposite such Commitment Party’s name on Schedule I hereto (collectively, the “Commitment”). The Commitment of each Commitment Party is several and not joint.

2.    Conditions to Commitment. The Commitment and undertakings of each Commitment Party hereunder are subject solely to the satisfaction (or waiver in writing by the Commitment Party in its sole discretion) of the conditions precedent set forth in the Conditions Annex.

3.    Clear Market; Exclusivity. Without the prior written consent of Deerfield, at all times prior to the termination of this letter (or, to the extent the termination of this letter is due to the occurrence of the Closing Date, until immediately after the funding of the Term Loan), the Borrower and its subsidiaries shall not, directly or indirectly, arrange, place or propose to create or incur any debt (whether as a note issuance, term loan or revolving loan) or the issuance of any equity securities or warrants or enter into any negotiations or discussions regarding the foregoing with any party other than the Commitment Parties. This letter constitutes a legally binding agreement by you to work exclusively with the Commitment Parties for obtaining debt or other financing for the purposes described herein. To the extent you or any of your representatives, agents or affiliates receive any proposal (whether written or oral) for obtaining debt or other financing for the purposes described herein, you shall immediately notify the Commitment Parties of any such proposal, and together with such notification, provide copies of any written documents related thereto and/or written summaries of such oral proposals.

4.    Information; No MNPI. You represent, warrant and covenant that all written information and written data (other than forward-looking or projected information and information of a general economic or general industry nature; provided that, for the avoidance of doubt, any projections or other forward-looking information that includes any material non-public information has not been shared with the Commitment Parties, the Lenders or any of their affiliates) concerning the Borrower, the Guarantors, their affiliates and the Transactions that has been or will be made available to the Commitment Parties, any of the Lenders or any of their affiliates by you, your affiliates or your or their representatives, including in the Borrower’s filings with the SEC (as defined below) (the “Information”), when taken as a whole (after giving effect to all supplements and updates thereto through the date furnished), (x) is, and in the case of Information made available after the date hereof and prior to the Closing Date, will be, complete and correct in all material respects and (y) does not, and in the case of Information made available after the date hereof and prior to the Closing Date, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading. You agree that if at any time prior to the closing of the Facility, any of the representations, warranties or covenants in Section 6 would be incorrect in any material respect if the Information were being furnished, and such representations, warranties or covenants were being made, at such time, then you will promptly supplement the Information so that such representations, warranties and covenants will be true, correct and complete in all material respects under those circumstances.

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At or prior to 9:00 a.m. (New York City time) on the first business day following the date of this Commitment Letter, the Borrower shall file with the SEC a Form 8-K describing the terms of the Transactions and the other transactions contemplated by the Facility Documents, disclosing any other Inside Information (as defined below) (if any) provided or made available to any Commitment Party (or any such Commitment Party’s Affiliates, agents or representatives) on or prior to the date of the Commitment Letter, and including as an exhibit to such Form 8-K this Commitment Letter and the Asset Sale Agreement, in each case without any redactions (such Form 8-K, the “Announcing Form 8-K”). Subject to the foregoing, the Borrower shall not (and shall not permit any of its affiliates to), prior to the execution of the Facility Documentation (as defined in the Term Sheet), issue any press releases or any other public statements with respect to the Transactions contemplated by this Commitment Letter or disclosing the name of any Commitment Party or any of its affiliates; provided, however, that the Borrower shall be entitled, without the prior approval of any Commitment Party, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the Announcing Form 8-K and contemporaneously therewith, (ii) in its reports, schedules, forms, registration statements, prospectuses or other documents filed with the United Stated Securities and Exchange Commission (the “SEC”) for the purpose of describing the such Transactions and the accounting thereof, and (iii) as is required by applicable law and regulations (provided that each Commitment Party shall be consulted by the Borrower in connection with its initial press release or other public disclosure (other than in periodic reports filed with the SEC) regarding such transactions prior to its release or issuance and shall be provided with a copy thereof). Notwithstanding the foregoing, at or prior to 9:00 a.m. (New York City time) on the first business day following any termination or expiration of this Commitment Letter prior to the execution of the Facility Documentation, the Borrower shall file with the SEC a Form 8-K describing such termination or expiration. The Borrower represents and warrants to each Commitment Party that, upon the filing of the Announcing Form 8-K, the Borrower and its subsidiaries shall have disclosed all Inside Information provided or made available to any Commitment Party or any of its affiliates, attorneys, agents or representatives by Borrower or any of its subsidiaries or any of its employees, officers, directors (or equivalent persons), attorneys, agents or representatives on or prior to the date of this Commitment Letter. Each Commitment Party hereby acknowledges and agrees that, notwithstanding the provisions of this Section 4 or Section 6, no Commitment Party (or any of such Commitment Party’s affiliates, attorneys, agents or representatives) shall have any duty of trust or confidence (including any obligation under any confidentiality or non-disclosure agreement entered into by such Commitment Party) with respect to, or any obligation not to trade in any securities while aware of, any Inside Information (i) provided by, or on behalf of, the Borrower or any of its affiliates or any of its officers, directors (or equivalent persons), employees, attorneys, agents or representatives in violation of any of the representations, covenants, provisions or agreements set forth in this Section 4 or (ii) otherwise possessed (or continued to be possessed) by any Commitment Party (or any affiliate, agent or representative thereof) as a result of any breach or violation of any representation, covenant, provision or agreement set forth in this Section 4. You understand and acknowledge that each Commitment Party, its Affiliates and persons acting on their behalf will rely on the provisions of this Section 4 in effecting transactions in the securities of the Borrower and of other persons.

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For purposes hereof, “Inside Information” means any “material non-public information” (within the meaning of applicable U.S. securities laws, including Section 10(b) of, and Rule 10b5-1 promulgated under, the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder) in respect of, or relating to, the Borrower or any of its affiliates or securities or any other company with any publicly listed or traded securities.

5.    Indemnification; Expenses. You shall, at all times, indemnify and hold harmless (the “Indemnity”) each Commitment Party, each Lender, Deerfield, each of their respective affiliates, and each of their respective directors, partners, members, managers, officers, employees, agents, counsel and advisors (each, an “Indemnified Person”) in connection with any claims or proceedings (including the reasonable and documented attorneys’ fees incurred in defending against such claims or proceedings) arising out of, or relating to, (a) any matters contemplated by this Commitment Letter, the Facility Documentation, the Refinancing Transactions or any transactions contemplated hereby or thereby (including, without limitation, the execution, delivery and performance of this Commitment Letter and the Facility Documentation and the closing of the Refinancing Transactions) or (b) the use or the contemplated use of the proceeds of the Facility (each, a “Loss”). The Indemnity shall not be available to any Indemnified Person (x) to the extent that a court or arbitral tribunal of competent jurisdiction issues a final and non-appealable judgment that such Loss resulted from (i) the gross negligence or willful misconduct of such Indemnified Person or (ii) a material breach of the obligations of such Indemnified Person under this Commitment Letter at a time when neither you nor any of your affiliates have breached your obligations in this Commitment Letter or (y) to the extent arising from any dispute solely among the Indemnified Persons that does not involve an act or omission by you or any of your affiliates. An Indemnified Person shall have the right to retain its own legal counsel with the fees, costs and expenses of such legal counsel and of such Indemnified Person to be paid by you. The indemnification required by this Section 5 shall be made and paid by such you as Losses are incurred immediately upon written demand by such Indemnified Person. No settlement of (or any other agreement or arrangement related to) any Loss shall be entered into by or on behalf of you or any of your subsidiaries without the prior written consent of the applicable Indemnified Person. Without in any way limiting the indemnification obligations set forth above, no Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Refinancing Transactions (including the Facility and the use of proceeds thereunder), or with respect to any activities related to the Facility, including the preparation of this Commitment Letter and the Facility Documentation. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Commitment Letter, the Refinancing Transactions or any Facility Documentation or the transactions contemplated hereby or thereby.

Regardless of whether the Facility closes or the Closing Date occurs, you agree to pay to the Commitment Parties, the Lenders and their affiliates all reasonable and documented fees and expenses (including, but not limited to, all reasonable and documented costs and out-of-pocket expenses of one (1) legal counsel and, to the extent necessary, one (1) local counsel in each relevant jurisdiction and one (1) regulatory counsel if reasonably required for all of the Commitment Parties, the Lenders and their affiliates) incurred by them in connection with this Commitment Letter, the Facility, the Refinancing Transactions and the Facility Documentation (including, without limitation, the preparation, negotiation, execution and delivery of this Commitment Letter and the Facility Documentation and any costs, expenses and legal fees incurred prior to, on and after the date hereof); provided that, in the event the Closing Date does not occur, your payment obligations under this paragraph shall not exceed $250,000. Such amounts in this paragraph shall be due and payable on the Closing Date or otherwise (either before or after the Closing Date) promptly (and, any event within 10 days after demand therefor) after demand is made therefor by the Commitment Parties, the Lender or any of their affiliates.

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6.    Confidentiality. Subject to the second paragraph of Section 4, each Commitment Party shall treat in a confidential manner (a) all written information received from the Borrower that is marked (or is disclosed as being) “confidential” and (b) any other information of the Borrower that would be understood by a reasonable person in the medical device industry to be confidential in light of the nature of the information and/or the circumstances of disclosure (the “Confidential Information”); provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such Confidential Information (a) to any Lender, any agent, assignee or participant or prospective Lender or participant on a confidential and need-to-know basis, (b) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable law, rule or regulation (in which case such Commitment Party shall, to the extent permitted by law, rule, regulation or proceed, use commercially reasonable efforts to (i) inform you promptly thereof and (ii) ensure that any such Confidential Information so disclosed is accorded confidential treatment), (c) upon the request or demand of any governmental, regulatory or self-regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall, except with respect to any audit or examination conducted by any governmental, regulatory or self-regulatory authority exercising examination or regulatory authority, to the extent permitted by law, rule or regulation, use commercially reasonable efforts to (i) notify you promptly thereof and (ii) ensure that any such Confidential Information so disclosed is accorded confidential treatment), (d) to its affiliates and its and its affiliates’ directors, officers, employees, accountants, attorneys, other professional advisors, agents and representatives who have been advised of their obligation to maintain the confidentiality of the Confidential Information for the purpose of evaluating, negotiating or entering into the Facility and the other Transactions, (e) to the extent any such Confidential Information is or becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or its or their respective directors, officers, employees, accountants, attorneys or other professional advisors in material breach of this Section 6, or is independently developed by such Commitment Party, its affiliates or its or their respective directors, officers, employees, accountants, attorneys, other professional advisors, agents or representatives without the use of any confidential information involving Confidential Information, or (f) to the extent any such Confidential Information is or becomes available to such Commitment Party, its affiliates or its or their respective directors, officers, employees, accountants, attorneys, other professional advisors, agents or representatives from a source which is not known by such Commitment Party to be subject to any contractual or fiduciary confidentiality obligation owing to the Borrower with respect to the Confidential Information. The provisions of this paragraph shall automatically terminate on the date that is two years following the date of this Commitment Letter unless earlier superseded by the relevant Facility Documentation.

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7.	Other Services.

(a)    Nothing contained herein shall limit or preclude Deerfield, any Commitment Party, any Lender or any of their affiliates from carrying on any business with, providing lending or other financial services to, or from participating in any capacity, including as an equity or other investor, in any party whatsoever, including, without limitation, any competitor, supplier or customer of you or any of your affiliates, or any other party, person or entity that may have interests different than or adverse to such parties, persons or entities.

(b) In connection with all aspects of the Transactions, you acknowledge and agree that: (i) the Facility and any related services contemplated in this Commitment Letter constitute an arm’s-length commercial transaction between you, on the one hand, and Deerfield, the Commitment Parties, and the Lenders, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Transactions, (ii) in connection with the process leading to the Transactions, Deerfield, the Commitment Parties and the Lenders have been and will be acting solely as a principal and not as a financial advisor, agent or fiduciary, for you or any of your management, affiliates, equity holders, directors, officers, employees, creditors or any other party, person or entity, (iii) none of Deerfield, any Commitment Party, any Lender or any of their affiliates has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the Transactions or the process leading thereto (irrespective of whether Deerfield, the Commitment Parties, the Lenders or any of their affiliates have advised or are currently advising you or your affiliates on other matters) and none of Deerfield, the Commitment Parties, the Lenders or their affiliates have any obligation to you or your affiliates with respect to the Transactions except the Commitment solely of the Commitment Parties based on the terms, and subject to the conditions and covenants, set forth in the this Commitment Letter, (iv) Deerfield, the Commitment Parties, the Lenders and their affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates and none of Deerfield, any Commitment Party, any Lender or any of their affiliates shall have any obligation to disclose any of such interests, and (v) none of Deerfield, the Commitment Parties, the Lenders or any of their affiliates have provided any legal, accounting, regulatory or tax advice with respect to any of the Transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. The Borrower waives and releases, to the fullest extent permitted by law, any claims that it may have against Deerfield, the Commitment Parties, the Lenders and their respective affiliates with respect to any breach of fiduciary duty or alleged breach of fiduciary duty as a consequence of this Commitment Letter and the Facility Documentation.

8.	Acceptance/Expiration of Commitment.

(a)    This Commitment Letter and the Commitment of the Commitment Parties set forth herein shall automatically terminate at 11:59 p.m. (New York Time) on April 26, 2022 (the “Acceptance Deadline”), without further action or notice unless signed counterparts of this Commitment Letter (and all components thereof) shall have been fully delivered by electronic mail to the Commitment Parties by such time to the attention of Sumner Anderson (sanderson@deerfield.com) and Lawrence Atinsky (latinsky@deerfield.com).

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(b)    If this Commitment Letter is accepted by you as provided above, the Commitment and the undertakings of the Commitment Parties set forth herein will terminate (x) automatically without further action or notice upon the earlier to occur of (i) the Closing Date and (ii) the valid termination of the Asset Sale Agreement prior to the First Closing (as defined in the Asset Sale Agreement) and (y) upon delivery of a written notice from the Commitment Parties after 11:59 p.m. (New York time) on the date that is one hundred twenty (120) days after the date hereof.

(c)    Each of the parties hereto agrees that this Commitment Letter, if accepted by the Borrower prior to the Acceptance Deadline as provided above, is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein (including an agreement to negotiate in good faith the Facility Documentation by the parties in a manner consistent with this Commitment Letter), it being acknowledged and agreed by the parties that the Commitment and the funding of the Term Loan is subject to the conditions set forth in the Conditions Annex.

9.    Survival. The Sections and provisions of this Commitment Letter and the Term Sheet relating to Indemnification; Expenses, Confidentiality, Other Services, Survival and Governing Law shall survive any termination or expiration of this Commitment Letter; provided that your obligations under this Commitment Letter (other than your obligations with respect to the sections of this Commitment Letter relating to Other Services, Survival and Governing Law) shall be superseded by the provisions of the Facility Documentation upon the initial funding thereunder.

10.    Governing Law; Jury Trial Waiver. THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED HERETO (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF OR THEREOF), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK. THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION HEREWITH. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR DEERFIELD, THE COMMITMENT PARTIES AND THE LENDERS ENTERING INTO THIS LETTER.

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11.    Venue and Submission to Jurisdiction. The parties hereto irrevocably consent and agree that the Commercial Division, New York State Supreme Court and the federal courts, in each case, sitting in the City of New York, borough of Manhattan (and, in each case, the applicable state and federal appeals courts sitting in the City of New York or, if not available or applicable, the State of New York), shall have exclusive jurisdiction to hear and determine any claims or disputes between or among any of the parties hereto pertaining to this Commitment Letter, the Facility, the Transactions, any other transaction relating hereto or thereto, and any investigation, litigation, or proceeding in connection with, related to or arising out of any such matters. The parties hereto expressly and irrevocably submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and hereby irrevocably waive any objection that any of the parties may have based upon lack of personal jurisdiction, improper venue or inconvenient forum.

12.    Patriot Act. The Commitment Parties and the Lenders hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each Commitment Party and each Lender may be required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each Guarantor that will allow such Commitment Party or such Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Commitment Party and each Lender.

13.    Miscellaneous. This Commitment Letter embodies the entire agreement between the Commitment Parties and you with respect to the specific matters set forth above and supersedes all prior agreements and understandings relating to the subject matter hereof (including, without limitation, any prior proposal letter or term sheet related to the Facility or the Refinancing Transaction). No person or entity has been authorized by the Commitment Parties to make any oral or written statements inconsistent with this Commitment Letter. This Commitment Letter shall not be assignable by you without the prior written consent of the Commitment Parties, and any purported assignment without such consent shall be absolutely void ab initio. The Commitment of the Commitment Parties may be assigned to any of the other Deerfield Funds and any other Deerfield managed investment funds and their affiliates and such persons and entities may become “Lenders” under the Facility and a “Commitment Party,” “we” or “us” under this Commitment Letter, in each case, without the consent of the Borrower or any other person or entity. This Commitment Letter is not intended to benefit or create any rights in favor of any person or entity other than the parties hereto, Deerfield and other Deerfield Funds and Deerfield managed investment funds and their affiliates that are assigned any portion of the Commitment and that become a “Commitment Party,” “we” or “us” under this Commitment Letter and, with respect to indemnification, each Indemnified Party. This Commitment Letter may be executed in separate counterparts and delivery of an executed signature page of this Commitment Letter by facsimile or electronic mail shall be effective as delivery of manually executed counterpart hereof. This Commitment Letter (and any components thereof) may only be amended, restated, modified or superseded by an agreement in writing signed by you and the Commitment Parties. The division of this Commitment Letter into Sections and the use of headings and captions is for convenience of reference only and shall not modify or affect the interpretation or construction of this Commitment Letter or any of its provisions.

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[Signature Pages Follow]

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If you are in agreement with the foregoing, please indicate acceptance of the terms hereof by signing a counterpart of this Commitment Letter and returning it to the Commitment Parties, together with the Term Sheet and the Conditions Annex attached to it, by no later than the Acceptance Deadline.

Sincerely,

Commitment Parties:

DEERFIELD PARTNERS, L.P.

By: Deerfield Mgmt, L.P., its General Partner
By: J.E. Flynn Capital, LLC, its General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

DEERFIELD PRIVATE DESIGN FUND III, L.P.

By: Deerfield Mgmt III, L.P., its General Partner
By: J.E. Flynn Capital III, LLC, its General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

Commitment Letter

Agreed to and accepted as of the date first above written:

ACUTUS MEDICAL, INC.

By:	/s/ David Roman
Name:	David Roman
Title:	CFO

Commitment Letter

SCHEDULE I

COMMITMENTS

Commitment Party	Percentage Commitment	Amount
Deerfield Partners, L.P.	50.0%	$17,500,000
Deerfield Private Design Fund III, L.P.	50.0%	$17,500,000

ANNEX A

SUMMARY OF TERMS AND CONDITIONS

Capitalized Terms used herein without definition shall have the meanings assigned to them in the commitment letter (such commitment letter, together with the below-defined Term Sheet Summary and the Conditions Annex attached hereto, the “Commitment Letter”) to which this Summary of Terms and Conditions (this “Term Sheet Summary”) is attached, or if not defined therein, in Annex I attached to this Term Sheet Summary.

Loan Facility Terms

Borrower	Acutus Medical, Inc., a Delaware corporation (the “Borrower”).
Guarantors	All of the Borrower’s existing subsidiaries as of the Closing Date and all of the Borrower’s future subsidiaries subject to certain exceptions to be agreed upon (collectively the “Guarantors”) (the Borrower and the Guarantors referred to herein as the “Loan Parties”).
Lenders	Investment funds managed by Deerfield or any of its affiliates (the “Lenders”).
Agent	Wilmington Trust, National Association, or such other institution selected by Deerfield and agreed to by the Borrower (such agreement not to be unreasonably withheld, delayed or conditioned), as agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Agent”).
Facility Documentation

The documentation of the Facility, including the Warrants (the “Facility Documentation”) will be substantially consistent, and based upon, the Existing Facility, as modified (i) to reflect this Term Sheet,

(ii) to cure mistakes or defects contained therein and (iii) to make such other changes as may be agreed upon by the Borrower and the Lenders, which shall include the following:

a.     representations and covenants with respect to SEC filings, reportings, compliance and the like;

b.     representations and covenants with respect to financial condition and quarterly and annual financial statements (with no going concern or similar qualifier or disclosure) and other financial deliverables, including unqualified audit reports;

c.      representations and covenants with respect to capitalization, share issuance, warrants, stockholder agreements and other stock limitations, restrictions and compliance;

d.      representations and covenants with respect to the Warrants and Warrant shares not being subject to preemptive rights and the issuance thereof not resulting in any anti-dilution adjustment of outstanding securities; reservation of authorized common stock of the Borrower for issuance upon exercise of the Warrants; the Sarbanes-Oxley Act; no “shell company”; eligibility of registering the Warrant shares for resale; no general solicitation of securities; no offers or sales of securities requiring registration under the Securities Act of 1933, as amended; registration of the Common Stock; listing on NASDAQ and no suspension of trading or violation of stock market rules and regulations; clearance and eligibility of the Common Stock through DTC, DWAC, DRS, etc,; inapplicability of anti-takeover provisions in organizational documents and law and no “poison pill” adoption; derivatives and short sales and purchases and hedging; Warrant acknowledgments and representations; placement, broker and adviser commissions; and Asset Sale Agreement and related documents and compliance therewith and receipt of necessary consents and approvals with respect thereto; and

e.      representations and covenants related to GAAP compliance; compliance with SEC reporting requirements (including as to accuracy of SEC filings); Form D filings; exemptions or qualification under applicable laws for securities; “blue sky” law compliance and filings; SEC filings with respect to information on the Facility and the other Transactions; restrictions on providing material non-public information to the Agent and the Lenders and their affiliates at a time when no Person affiliated with the Lenders is a member of the board of directors of the Borrower; notices and acknowledgments related to securities; options and convertible securities; public company covenants; obligation to reserve for issuance authorized and unissued shares of Common Stock as shall be sufficient for the exercise of the Warrants in full; and amendments to organizational documents, Asset Sale Agreement and other material documents.

The parties acknowledge and agree that they will reasonably cooperate and use commercially reasonable efforts to have the Facility Documentation take the form of an amendment or an amendment and restatement of the Existing Credit Agreement (and other related loan documentation, as may be required).

Term Loan

A Term Loan to be made on the Closing Date in an amount equal to $35.0 million, upon satisfaction of the conditions set forth in the Conditions Annex (the “Term Loan”). Any portion of the Term Loan that is repaid may not be reborrowed.

Interest

The Term Loan will bear interest at one-month adjusted Term SOFR, with a floor of 2.50% per annum (or such replacement benchmark to be agreed upon), plus 9.00% per annum (the “Interest Rate”), payable quarterly in arrears, on the date of any prepayment and on the Maturity Date.

All per annum rates will be calculated on the basis of a year of 360 days for actual days elapsed.
Default Rate	The Interest Rate plus 10%.
Maturity Date	The outstanding Term Loan shall be repaid in cash on the fifth anniversary of the Closing Date (the “Maturity Date”).
Amortization

Amortization will be as follows:

a.  No amortization for two years after the Closing Date;

b.  15% of the original total principal amount of the Term Loan due at the end of month 36;

c.  15% of the original total principal amount of the Term Loan due at the end of month 48; and

d.  the balance of the Term Loan due on the Maturity Date.

Use of Proceeds	The proceeds of Term Loan will be used to refinance indebtedness under the Existing Facility, to pay fees, costs and expenses in connection with the Transactions and to fund general corporate matters.
Closing Fee	A fully earned and non-refundable closing fee of 0.50% of the Commitments, due and payable on the Closing Date, which, at the option of Deerfield, may be taken in the form of original issue discount.
Optional & Mandatory Prepayments	Same as in the Existing Facility.

Exit Fee

Upon prepayment or repayment of the Term Loan, in whole or in part, prior to or on the Maturity Date (whether by way of a voluntary or mandatory repayment, prepayment, acceleration or otherwise), a fee of 5.0% of the principal amount of the Term Loan prepaid or repaid shall be due and payable.

Prepayment Premium

If all or any portion of the outstanding principal amount of the Term Loan is, or is required to be, repaid, prepaid and/or cancelled prior to the Maturity Date (whether by way of a voluntary or mandatory repayment, prepayment, acceleration or otherwise), a repayment, prepayment and/or cancellation fee (in addition to the Exit Fee) based on the principal amount repaid, prepaid and/or cancelled (or required to be repaid, prepaid and/or cancelled) shall be payable as follows:

Months After the Closing Date Premium Months 1 - 36: 5.0% Months 37 - 48: 2.5% Months 48 - 60: 1.0%
Administration Fee	A $10,000 per quarterly, payable in advance, with the first payment due and payable upon the Closing Date.
Collateral; Ranking	Same as in the Existing Facility; and shall be secured by a first priority perfected lien on and security interest in substantially all of the Loan Parties’ existing and after-acquired tangible and intangible assets, subject to the exceptions contained in the Existing Facility (the “Collateral”).
Representations and Warranties	In addition to the provisions described in the section entitled “Facility Documentation”, the representations and warranties included in the Facility Agreement will be the same as the Existing Credit Agreement with such modifications (if any) as will be necessary to reflect the Transactions.
Affirmative Covenants	In addition to the provisions described in the section entitled “Facility Documentation”, the affirmative covenants included in the Facility Agreement will be the same as the Existing Credit Agreement with such modifications (if any) as will be necessary to reflect the Transactions.
Negative Covenants	In addition to the provisions described in the section entitled “Facility Documentation”, The negative covenants included in the Facility Agreement will be the same as the Existing Credit Agreement with such modifications (if any) as will be necessary to reflect the Transactions.
Financial Covenant	Minimum Liquidity (determined in the same manner as in the Existing Credit Agreement) but not to be less than $20.0 million.
Events of Default	The events of default included in the Facility Agreement will be the same as the Existing Credit Agreement with such modifications (if any) as will be necessary to reflect the Transactions.

Voting	Amendments, waivers and other modifications to the Facility Documentation shall require the consent of Lenders holding more than 50% of total commitments and/or the Term Loan (“Required Lenders”); provided that certain amendments, waivers and other modifications shall require the consent of all Lenders or all Lenders that are directly and adversely affected, in each case, to be the same as in the Existing Credit Agreement.
Assignments and Participations	The provisions governing the ability of the Lenders to assign the Term Loan and commitments to provide the Term Loan will be the same as the provisions in the Existing Credit Agreement.
Expenses and Indemnification; Governing Law and Forum; and Miscellaneous	The Facility Documentation will include (a) customary expense reimbursement, indemnification and other provisions as are usual and customary for facilities of this kind; (b) a waiver of consequential and punitive damages and right to a jury trial, (c) customary agency and set-off provisions, (d) New York governing law, jurisdiction and venue, (e) secured party rights and remedies provisions and (f) other customary miscellaneous provisions, in each case to be the same as provisions in the Existing Credit Agreement.
Counsel to the Lenders	Katten Muchin Rosenman LLP

Warrant Terms

Issuer	Acutus Medical, Inc., a Delaware corporation (the “Borrower”).
Investors	Investment funds managed by Deerfield or any of its affiliates.
Warrant Strike	$1.1114, subject to equitable and proportionate adjustment to reflect any Stock Event (as defined below) that becomes effective between the close of trading on the last trading day prior to the signing of the Commitment Letter and the date of issuance of the Warrant. The holder of each Warrant (the “Holder”) will be entitled to exercise the Warrant for cash, by cashless exercise or through the reduction of principal outstanding under the Closing Date Loans.
Warrant Term	8 years
Number of Shares	An aggregate number of shares of the common stock of the Borrower (“Common Stock”) 3,779,018, subject to equitable and proportionate adjustment to reflect any Stock Event that becomes effective between the close of trading on the last trading day prior to the signing of the Commitment Letter and the date of issuance of the Warrants. No fractional shares shall be issued upon any exercise of the Warrants. The number of shares of Common Stock issuable upon such exercise shall be rounded up to the nearest whole number.
Ownership Limit	Each Warrant will contain a provision restricting the exercise thereof to the extent that, upon such exercise, the Holder (or any “group” of which the Holder is a member) would beneficially own greater than 4.9% of the outstanding shares of Common Stock.

Major Transaction

“Major Transaction” will be defined to include (in each case, whether effected in a single transaction or series of related transactions, directly or indirectly): (i) a consolidation, merger, exchange of shares, recapitalization, reorganization, business combination or other similar event that results in a change in control of the Borrower (i.e., current stockholders no longer hold at least 50% of the Common Stock or no longer have the ability to elect a majority of the Board of Directors of Borrower);

(ii) a sale, exclusive license, leaseback, conveyance, transfer or other disposition of assets in one transaction or a series of related transactions for a purchase price of more than 50% of Borrower’s enterprise value or a sale or transfer of all or substantially all of the Borrower’s assets; (iii) a purchase, tender or exchange offer made to the holders of outstanding shares of Common Stock (whether by the Company or a third party), such that following the completion of such purchase, tender or exchange offer a change of control shall have occurred (i.e., current stockholders no longer hold at least 50% of the Common Stock or no longer have the ability to elect a majority of the Board of Directors of the Borrower); (iv) an issuance or series of issuances by the Borrower after the date of the Warrant (other than to the Holder and its affiliates), of an aggregate number of shares of Common Stock equal to 50% or more of the Borrower’s outstanding Common Stock as of the date of such issuance; (v) the liquidation, bankruptcy, insolvency, dissolution or winding up (or the occurrence of any analogous proceeding) of the Company; (vi) the shares of Common Stock cease to be listed, traded or publicly quoted on the NASDAQ Global Select Market and are not promptly re-listed or requoted on either the New York Stock Exchange, the NYSE American, the NASDAQ Global Market or the NASDAQ Capital Market; or (vii) the Common Stock ceases to be registered under Section 12 of the Securities Exchange Act of 1934.

In the case of a Major Transaction, the Holder will be entitled to elect to have its Warrant redeemed by the Borrower for an amount in cash (or, if the consideration received in the transaction consists of stock or other property, in the form of such stock or other property) equal to the Black-Scholes Value (as defined below) of such Warrant upon consummation of the Major Transaction. Alternatively at the Holder’s election in the case of a Major Transaction, and otherwise in connection with any recapitalization, reorganization, reclassification, consolidation, merger, or any other transaction, in each case, that is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to, or in exchange for, Common Stock (an “Organic Change”), the Borrower shall ensure that lawful and adequate provision shall be made (pursuant to written instruments in form and substance satisfactory to the Holder, including, in the case of a transaction involving an Acquirer (as defined below) appropriate assumption by the Acquirer of the Company’s obligations under the Warrants) whereby each Holder shall thereafter continue to have the right to purchase and receive upon the basis and upon the same terms and conditions as the Warrants and in lieu of (or in addition to, as the case may be) shares of the Company issuable upon exercise of the Warrants held by such Holder, the kind and amount of securities, cash or other property of the acquiring, surviving or successor entity (“Acquirer”), as the case may be, resulting from such Major Transaction or Organic Change, which a Holder of the shares deliverable upon exercise of the Warrants would have been entitled in such Major Transaction if the right to purchase such shares had been exercised immediately prior to such Major Transaction or Organic Change

“Black-Scholes Value” will be defined as the Black-Scholes value of the Warrant or applicable portion thereof as determined by use of the Black-Scholes Option Pricing Model using agreed upon criteria.

Stock Events

Each Warrant will provide for equitable and proportionate adjustment of the Strike Price and the number of shares issuable upon exercise of the Warrant to reflect any subdivision of outstanding Common Stock, combination of outstanding Common Stock, reclassification or other similar transaction of such character that shares of Common Stock shall be changed into or become exchangeable for a larger or smaller number of shares of Common Stock (a “Stock Event”).

The Warrants will not contain price-based anti-dilution provisions.
Dividends	The Holder will be entitled to receive such dividends paid, and distributions of any kind made, to the holders of Common Stock to the same extent as if the Holder had exercised its Warrant in full (without regard to any limitations on exercise) and had held shares of Common Stock issuable upon such exercise on the record date for the dividends and distributions. Payments under the preceding sentence will be made concurrently with the dividend or distribution to the holders of Common Stock.
Reservation of Shares	The Borrower will be obligated to reserve for issuance such number of authorized and unissued shares of Common Stock (or other securities substituted therefor in accordance with the Warrants) as shall be sufficient for the exercise of the Warrants in full (assuming a cash exercise of the Warrants and disregarding any limitations on exercise).
Registration Rights	The Borrower and the Holder will enter into a Registration Rights Agreement (the “Registration Rights Agreement”). Among other things the Registration Rights Agreement will provide that the Borrower will register for resale on an initial registration statement all Common Stock issuable upon the exercise of, or otherwise pursuant to the terms of, the Warrant, as well as any other shares of Common Stock held by, or issuable upon exercise or conversion of other securities held by, the Lenders and their affiliates, within an agreed timeframe. The Registration Rights Agreement will also provide the Holder with customary piggy back registration rights and will include other customary provisions, including as to indemnification and contribution.
Other Provisions	Each Warrant will provide customary additional rights to the Holder as are appropriate for a warrant exercisable for publicly-traded securities, including, without limitation, cashless exercise, legend removal provisions, issuance of shares within standard settlement period and buy-in protection for failure to timely deliver shares.
Stockholder Rights	Other than with respect to dividends and other distributions, the Warrants shall not entitle the Holder, prior to the exercise of the Warrants, to rights as a stockholder of the Borrower.

ANNEX I

CONDITIONS ANNEX

The availability and initial funding of the Term Loan and the effectiveness of the Facility Documentation shall be subject to the satisfaction (or waiver in writing by the Commitment Parties) of the following conditions. Capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in the Commitment Letter (or, if not defined therein, in Annex A thereto) to which this Annex I is attached.

1.    Each Loan Party shall have executed and delivered the relevant Facility Documentation to which it is a party, and the Commitment Parties shall have received:

a.       customary closing certificates, borrowing notices and legal opinions (with respect to such opinions, in respect of material jurisdictions to be agreed), corporate documents and resolutions/evidence of authority for the Loan Parties; and

b.      a certificate of the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Borrower certifying that the Borrower and its subsidiaries, taken as a whole, after giving effect to the Transactions, are solvent.

2.    The accuracy in all material respects (or in all respects, if qualified by materiality) of all representations and warranties in the Facility Documentation as of the date of the Closing Date (except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty will be required to be accurate in all material respects (or in all respects, if qualified by materiality) as of such earlier date).

3.    No default or event of default shall have occurred and be continuing or would arise immediately after giving effect to the making of the Term Loan and the consummation of the other Transactions.

4.    The Existing Facility shall either be repaid in cash in full or, to the extent the Facility Documentation will comprise of an amendment or an amendment and restatement of the Existing Credit Agreement, repaid in part so that after giving effect to such repayment, the sole Lenders under the Existing Facility are affiliates or investment funds managed by Deerfield (the “Deerfield Lenders”), with such partial repayment consisting of the payment in cash in full of all fees (including any exit fees, prepayment premiums and similar fees) and expenses paid to the Deerfield Lenders as if the loans held by such entities were repaid in full. After giving effect to the funding of the Term Loan, none of the Borrower nor any of its Subsidiaries shall have any third party indebtedness for borrowed money other than the Facility and other indebtedness permitted under the Facility Documentation; provided that no indebtedness for borrowed money shall be senior or pari passu with to the Facility.

5.    All actions reasonably necessary to establish that the Agent (for the benefit of itself, the Lenders and the other secured parties under the Facility Documentation) will have perfected first priority security interests (subject to certain to be agreed liens permitted under the Facility Documentation) in the Collateral under the Facility shall have been taken. In addition, the Loan Parties shall have provided or caused to be provided to the Agent customary certificates of insurance (and related endorsements, which endorsements may be delivered on a post-closing basis) and reasonably satisfactory lien and judgment searches.

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6.    Pursuant to the Asset Sale Agreement, dated as of April , 2022 (the “Asset Sale Agreement”), by and between the Borrower and Medtronic, Inc. (“MDT”), the First Closing (as defined in the Asset Sale Agreement), including Payment of the First Closing Purchase Price (as defined in the Asset Sale Agreement) shall have occurred. The Asset Sale Agreement shall not have been amended or waived in any respect that is materially adverse to the Lenders without the prior written consent of the Lenders; provided, that the following shall be deemed to be materially adverse to the Lenders: (i) any change to the assets subject to the Asset Sale Transaction and (ii) any change to the amount, timing or type of consideration to be received by the Borrower pursuant to the Asset Sale Transaction.

7.    The shares issuable upon exercise of the Warrants (without giving effect to any limitation on exercise thereof) shall have been duly reserved for such issuance and the Borrower shall have taken such action as is necessary for such shares to be traded on the Nasdaq Global Select Market.

8.    No Major Transaction (as shall be defined in the Warrants) shall have occurred, nor shall have any agreement been entered into or any other action taken in respect of a Major Transaction.

9.    The Warrants shall have been issued to the Commitment Parties and all expenses and fees required to be paid on the Closing Date shall have been paid in cash (which amounts may be offset against the proceeds of the Facility).

10.    To the extent not already provided to the Lenders, the Lenders shall have received at least five (5) business days prior to the Closing Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that has been reasonably requested by the Agent or any Lender at least ten (10) days in advance of the Closing Date.

11.    The direct and indirect issuance (or deemed issuance) to the Lenders of the Warrants and shares of Common Stock issuable upon the exercise of the Warrants shall have been approved by the Borrower’s board of directors for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall therefore be exempt from the liability provision of Section 16(b) of the Exchange Act.

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